CODE OF ETHICS

To ensure that Absolute develops and maintains a culture of integrity and high ethical standards, it is essential not only that it and its employees comply with relevant federal and state securities laws, but also that we maintain high standards of personal and professional conduct.

In addition to our desire to maintain high standards, Rule 204A-1 of the Advisers Act requires Absolute to establish, maintain and enforce this written Code of Ethics (the "Code").   The Code applies to all supervised persons of  Absolute (i.e., employees, officers, directors and other people it is required to supervise).

The Code sets forth policies and procedures to both prevent violations of the Advisors Act and state Absolute's broader policies regarding its duty of loyalty to its clients. This Code is distributed to, and reviewed with, all supervised persons of Absolute.

Michael Lebowitz will be responsible for setting standards and internal policies and procedures to ensure that Absolute and its supervised persons conduct business with the highest level of ethical standards.  Michael Lebowitz will be responsible for establishing procedures to prevent and detect any violations of firm or regulatory rules and regulations.  In addition, Michael Lebowitz will be responsible for establishing and enforcing risk management policies and procedures that are designed to ensure that advisory activities are conducted in accordance with this Code

Michael Lebowitz will also be responsible for making sure that all advisory personnel fully understand Absolute's policies and procedures and that a review system is established to make sure that these policies and procedures are effective and adhered to by all advisory personnel.  All supervised persons will receive a copy of Absolute 's Code of Ethics.  Michael Lebowitz will make sure that all supervised persons receive a copy of, understand and agree to comply with Absolute 's Code of Ethics.  All supervised persons will sign a written acknowledgement (Exhibit A) that they have read, understand and agree to comply with Absolute 's Code of Ethics.  All supervised persons will be required to review this Code of Ethics on an annual basis and will be required to sign an annual acknowledgment.  Michael Lebowitz will be responsible for notifying all supervised persons of any changes to this Code of Ethics.

Absolute will:

1.

Maintain and amend as needed internal standards, policies, procedures and controls to promote compliance with this Code of Ethics and with other policies and procedures designed to promote each supervised persons fiduciary responsibility.

2.

Perform periodic internal and external reviews and audits of the company’s standards, policies, procedures and controls.

3.

Provide on-going training regarding this Code of Ethics and the company’s risk management policies and procedures to all supervised persons.

4.

Provide an environment that encourages supervised persons to engage in safe and confidential discussions and disclosures to Michael Lebowitz  or other appropriate senior management person regarding any violations or potential violations to this Code.

5.

Establish clear lines of accountability for the company’s internal policies and procedures, including provisions relating to the responsibilities of employees, officers and directors with appropriate oversight by Michael Lebowitz or designated parties.

Any person engaging in an unethical business practice is subject to having his/her license denied, suspended or revoked and employment terminated.  The following activities are examples of unethical business practices:

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Forgery

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Embezzlement

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Theft

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Exploitation

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Non-disclosure

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Incomplete disclosure or misstatement of material facts

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Manipulative or deceptive practices

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Aiding or abetting any unethical practices

This Code of Ethics sets forth standards of business conduct expected of Absolute and all of its supervised persons.  The standards contained in this Code of Ethics reflects Absolute's fiduciary obligations to its clients, and sets forth the ideals for ethical conduct premised on fundamental principles of openness, integrity, honesty and trust.

Absolute and its supervised persons have a fiduciary duty to all clients.  As a fiduciary, Absolute has a duty of utmost good faith to act solely in the best interest of each client at all times, and it and its supervised persons will not at any time place their interests ahead of any client’s interest.  This includes a duty and responsibility to provide fair and full disclosure of all material facts.

All of Absolute 's supervised persons will conduct business in an honest, ethical and fair manner.  Full disclosure of all material facts and potential conflicts of interest will be provided to clients prior to any services being conducted.  A conflict of interest occurs when a supervised person’s private interest interferes with the interests of or the service to Absolute or any of its clients.  Absolute has the responsibility to avoid all circumstances that might negatively affect or appear to affect its duty of complete loyalty to its clients.  No one supervised by Absolute will engage in any conduct or act, directly, indirectly or through any other person that would be unlawful for such person to do under the provisions of any rules and regulations.  If a supervised person is unsure whether a situation would be considered a conflict of interest, the supervised person should consult with Michael Lebowitz before taking an action that may result in a conflict of interest.

Absolute and its supervised persons will not engage in any dishonest or unethical conduct including, but not limited to:

1.

Engaging in any act, practice or course of business that is fraudulent, deceptive, or manipulative in contrary to any rules or regulations established by all governing regulatory bodies.

2.

Recommending to a client the purchase, sale or exchange of any security without reasonable grounds for believing that the recommendation is suitable for the client based on the information furnished by the client after reasonable inquiry regarding the client’s investment objectives, financial situation and needs, and other information that is known by the investment adviser.

3.

Recommending unregistered, non-exempt securities or the use of an unlicensed broker-dealer

4.

Exercising discretionary power in placing an order for the purchase or sale of securities for a client without obtaining written discretionary authority from the client within 10 business days after the date of the first transaction placed under oral discretionary authority, unless discretionary power relates solely to the price at which, or the time when, an order involving a definite amount of a specific security shall be executed, or both.

5.

Recommending or implementing trades in a client’s account that excessive in size or frequency with respect to the client’s financial resources, investment objectives and the character of the account.

6.

Placing an order to purchase or sell a security on behalf of a client upon receiving instructions to do so through a third party, unless a written third-party trading authorization has been previously obtained.

7.

Borrowing money or securities from a client unless the client is a broker-dealer, an affiliate of the investment advisor or a financial institution engaged in the business of loaning funds or securities.

8.

Misrepresenting to an advisory client or prospective advisory client the qualifications of Absolute, or an investment adviser representative employed by or associated with Absolute or an employee of Absolute, or misrepresenting the nature of the advisory services being offered or fees to be charged for that service, or omitting to state a material fact necessary to make the statements made regarding qualifications, services, or fees in light of the circumstances under which they are made, not misleading.

9.

Omitting from any written or verbal communication a material fact that would make statements regarding qualifications, services or fees misleading.

10.

Providing advice and guaranteeing the client that a certain or specific result will be achieved, for example, a gain or no loss will occur as a result of the advice that will be rendered.

11.

Providing reports or recommendations to any advisory client prepared by someone other than Absolute without disclosing that fact to clients.  This does not apply to situations where Absolute uses published research reports or statistical analyses to render advice or a situation in which an adviser orders these reports in the normal course of providing services.

12.

Charging a client an unreasonable advisory fee in light of the fees charged by other investment advisors providing essentially the same services, or charging fees that are unreasonable relative to the types of services provided, the experience and knowledge of the investment advisor representative providing the services, and the sophistication of the client.  In addition, disclosure that similar services may be available for lower fees from other advisers must be made to all clients.

13.

Failing to disclose material conflicts of interest in relation to Absolute or any of its supervised persons in writing prior to providing services if such information could reasonably cause the advice to be biased and not objective.  Some examples include the following:

a.

Existing compensation arrangements connected with advisory services provided to clients that are in addition to compensation received from clients for the advisory services.

b.

Charging a client an advisory fee for rendering advice when a commission for executing securities transactions pursuant to the advice will be received by:

i.

Absolute;

ii.

Any affiliate of Absolute;

iii.

Any investment advisor representative employed by or associated with Absolute; or

iv.

Any employee of Absolute.

14.

Publishing, circulating, or distributing any advertisement that has not been approved and that does not comply with SEC Rule 206(4)-1, Advertisements by Investment Advisers, under the Investment Advisers Act of 1940 .

15.

Disclosing the identity, affairs, or investments of a client to a third party, unless required by law to do so or having received written authorization from the client to do so.

16.

Taking any action, directly or indirectly, with respect to those securities, instruments, or funds in which a client has a beneficial interest, when the Absolute has custody or possession of the securities or funds when Absolute’s action is subject to and does not comply with the safekeeping requirements of SEC Rule 206(4)-2, Custody or Possession of Funds or Securities of Clients, under the Investment Advisers Act of 1940.

17.

Failing to disclose to a client or prospective client all material facts with respect to:

a.

A financial condition of the Absolute that is reasonably likely to impair the ability of Absolute to meet contractual commitments to the client, if Absolute has discretionary authority, whether express or implied, or custody over the client’s funds, instruments, or securities, or requires prepayment of advisory fees of more than $500 from the client at a time more than 6 months in advance of performance; or

b.

A legal or disciplinary event that is material to an evaluation of Absolute's integrity or ability to meet contractual commitments to clients.

18.

Failing to provide the proper disclosure documents (Form ADV - Brochure) not less than 48 hours before entering into a written or oral investment advisory contract, or not later than the time of entering into a contract if the client has the right to terminate the contract without penalty within 5 business days after entering into the contract.

19.

Entering into, extending or renewing an agreement for advisory services unless such agreement is in writing and discloses, in substance:

a.

The services to be provided;

b.

The term of the contract;

c.

The advisory fee or the formula for computing the fee;

d.

The amount of prepaid fee to be returned in the event of contract termination or nonperformance;

e.

Whether the contract grants discretionary power to Absolute; and

f.

That an assignment of the contract may not be made by Absolute without the consent of the other party to the contract.

20.

Creating any condition, stipulation or provision as part of any advisory client agreement that limits or attempts to limit the liability of Absolute or any of its supervised persons for willful misconduct or gross negligence.

21.

Accepting gifts having a value of $100 or more.

INSIDER TRADING

Improper use of inside information used when conducting any securities transaction is a serious violation of securities laws and will not be tolerated.  Any person having access to material, non-public information will violate anti-fraud provisions of the federal securities laws by effecting transactions or communicating such information for the purpose of effecting transactions in such securities without public disclosure of the information.  Supervised persons will not purchase or sell a security, either personally or on behalf of others, while in the possession of material, non-public information.  Supervised persons are also forbidden to communicate material, non-public information to others in violation of the law.  This policy applies to all supervised persons and extends to activities within and outside of their duties with Absolute.

Michael Lebowitz shall be responsible for establishing, implementing, monitoring and enforcing all of Absolute’s policies and procedures regarding insider trading.  If any supervised person is unsure whether information could violate Absolute’s policies and procedures on insider trading or has questions on any aspect of Absolute 's policies and procedures on insider trading, questions should be directed to Michael Lebowitz prior to implementing any trades.  The prohibition on the use of inside information extends to family members, associates and acquaintances of the person coming into possession of such information.

Anytime a supervised person suspects that a client or another supervised person is trading based on inside information or determines that they have received material, non-public information, it must be reported to Michael Lebowitz immediately.  Persons having knowledge of the material, non-public information will not place any securities transactions in securities relating to such information for any account.  In addition, no recommendations will be made in relation to any securities affected by the information.  Information will be communicated only to Michael Lebowitz who will then determine the appropriate course of action to take.  Michael Lebowitz will communicate the appropriate course of action to the supervised person(s) having knowledge of the information.  Michael Lebowitz will confidentially document Absolute’s actions in addressing the material inside information.

Michael Lebowitz is responsible for supervising all supervised persons conducting advisory business and is responsible for restricting, as much as possible, the number of supervised persons having access to any inside information.  Only those supervised persons with a need to know such information for the purpose of their job performance will have such information disclosed to them.  If such information must be disclosed to a supervised person, Michael Lebowitz will document the following:

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The name of the supervised person that the information was communicated to

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The supervised person’s position within the company

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The name of the security affected

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The name of the person requesting communication of the information

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The reason for the communication

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The nature of the communication

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The date of the communication

Michael Lebowitz is responsible for establishing procedures, reviewing procedures, updating procedures, and ensuring that all supervised persons are continuously aware of and understand procedures regarding insider trading policies and procedures.  Absolute’s policies will be reviewed on a regular basis and updated as necessary.  Any questions in relation to Absolute’s policies on inside information should be directed to Michael Lebowitz.  All supervised persons will be required to review Absolute’s written Policies and Procedures Manual at least annually, including any interim updates or changes hereunder.  Supervised persons will then sign an acknowledgement (Exhibit A) indicating that they are aware of, understand and agree to comply with Absolute’s policies and procedures at all times.  Since Absolute’s insider trading policies and procedures are included in this manual, supervised persons are acknowledging that they are aware of, understand and will comply with Absolute’s insider trading policies and procedures at all times.

The consequences for trading on or communicating material, non-public information are severe.  Consequences can be imposed on the persons involved in insider trading and their employer.  Penalties can be imposed even if the parties involved do not personally benefit from the activities involved in the violation.  In addition to the regulatory and criminal penalties that could be imposed, supervised persons can expect that any violation of Absolute’s insider trading policy will result in serious penalties to all parties involved, including dismissal from employment with Absolute.

PERSONAL SECURITIES TRANSACTIONS

Absolute and its supervised persons may buy or sell securities or hold a position in securities identical to the securities recommended to clients.  It is Absolute’s policy that no supervised person will put his or her interest before a client’s.  Supervised persons may not trade ahead of any client or trade in a way that would cause the supervised person to obtain a better price than the price a client would obtain.  It is the supervised person’s responsibility to know which securities are being traded by Absolute.  Supervised persons can consult with Michael Lebowitz to determine whether a security is an appropriate purchase or sale by the supervised person.  In addition, all supervised persons are prohibited from trading on non-public information and from sharing such information.

Before a supervised person places a personal trade, the following should be considered:

1.

Will the amount or nature of the transaction affect the price or market for the security?

2.

Is the transaction likely to harm any client?

3.

Is there an appearance or suggestion of impropriety?

REPORTING REQUIREMENTS

Accounts

Upon hire and at least annually thereafter, all supervised persons will be required to complete a Brokerage Account Disclosure Form (Exhibit D).  Access persons should report all personal securities accounts to Michael Lebowitz at the time the account is established.

Personal securities accounts include your own personal account, an account of any household family member (spouse, minor children or other adults residing in the same household), or any account for which the supervised persons acts as a trustee.  Transactions effected over which neither the investment adviser, its supervised persons, or any supervised person’s household members has any direct or indirect influence or control and transactions in securities that are direct obligations of the United States do not have to be reported.

Transactions

Per the Advisers Act, all supervised persons will be required to report all securities transactions to Michael Lebowitz within 10 days after the close of the calendar quarter in which transactions take place.  This reporting is done by submitting a  Personal Securities Transaction Report (Exhibit B).  In lieu of submitting a Personal Securities Transaction Report, the reporting requirement may be satisfied by the supervised person by providing full access to transaction and account holdings data (this may include direct access to your account or copies of all statements from your account custodian).

Supervised persons must report trades implemented for a personal account, an account of any household family member (spouse, minor children or other adults residing in the same household), or any account for which the supervised persons acts as a trustee.  Transactions effected over which neither the investment adviser, its supervised persons, or any supervised person’s household members has any direct or indirect influence or control and transactions in securities that are direct obligations of the United States do not have to be reported.

Review

Michael Lebowitz will receive, review and approve a copy of all Personal Securities Transaction Report or statements, or electronic data for supervised persons' accounts.  These documents will be reviewed for the following:

•

To assess whether persons are following the firm’s policies and procedures.

•

To assess whether the supervised person is trading for his/her own account in the same securities he/she is trading for clients and if so whether the clients are receiving terms as favorable as the access person takes for himself.

•

To assess whether there are any substantial disparities between the quality of performance of the supervised person’s account over that of the clients’ accounts.

If all required information is not included on the confirmations and statements, the supervised persons will be required to report any missing information to Michael Lebowitz.

All approved statements and reports, if any, will be maintained in Absolute's personal securities transactions file.

VIOLATIONS

Supervised persons must report any violations relating to Absolute’s Code of Ethics, Insider Trading or Personal Securities Transactions Policies and Procedures to Michael Lebowitz.  Such reports will not be viewed negatively by Absolute’s management staff, even if upon review of the reportable event it is determined not to be a violation so long as the supervised person reported the event in good faith.  The identity of the reporting party will remain confidential.  Upon discovering a violation of any of these policies and procedures, Absolute may impose any sanctions that are deemed appropriate, including but not limited to, disgorgement of profits, reversal of the trade or suspension of trading privileges, verbal warning, written warning, fines, suspension or termination of employment.

COMMUNICATIONS FROM REGULATORS

Absolute considers any communication from a federal, state, or self-regulatory organization a serious matter.  In the event Absolute is contacted, receives a visit, or receives a notice of a visit from any federal, state, or self-regulatory organization, Michael Lebowitz must be notified immediately.

COMMUNICATIONS FROM MEDIA

All inquiries from the media must be referred to a Managing Director.  No information should be communicated to the media by any personnel other than a Managing Director.

  OUTSIDE BUSINESS ACTIVITIES

Employment of any outside business activity by an associated person of Absolute may result in possible conflicts of interests for the associated person or for Absolute and therefore must be reviewed and approved by Michael Lebowitz.  In addition, outside business activities must be disclosed on the associated person’s Form U4, and if applicable, the Form ADV.  Outside activities which must be reviewed and approved include, but are not limited, to the following:

1.

Being employed or compensated by any other entity;

2.

Being active in any other business including part-time, evening or weekend employment;

3.

Serving as an officer, director, partner, or some other similar capacity for any other entity;

4.

Ownership interest in any non-publicly traded company or other private investments.

Written approval from Absolute for any of the above activities must be obtained by an associated person prior to engaging in the activity.  All supervised persons must complete and submit an Outside Business Activities Disclosure Form (Exhibit F) at the time such activities will begin.  Michael Lebowitz will review the activities of supervised persons to determine if any activity could be a conflict of interest with the rules and regulations of the applicable regulatory authorities.  In addition, activities will be reviewed to ensure they do not interfere with any of the associated person’s responsibilities with Absolute.

BOOKS AND RECORDS

Absolute is required to keep and maintain certain books and records as appropriate concerning its advisory business.  Michael Lebowitz is responsible for ensuring all books and records are prepared, maintained, and updated in a timely and accurate manner. Client files, books and records shall be maintained for at least (5) five years as required under the Advisers Act.

Prior to Absolute ceasing to conduct or discontinuing business as an investment advisor, it shall arrange for and be responsible for the preservation of the books and records required for a period of no less than three years after termination.  Absolute shall notify the appropriate regulatory bodies in writing, of the exact address where such books and records will be maintained during such period.  Official notification may be provided on the Form ADV-W filed electronically via the IARD system.

A. The following books and records shall be maintained by Absolute:

(1) A journal or journals, including cash receipts and disbursements records, and any other records of original entry forming the basis of entries in any ledger.

(2) General and auxiliary ledgers (or other comparable records) reflecting asset, liability, reserve, capital, income, and expense accounts.

(3) All check books, bank statements, cancelled checks, and cash reconciliations of the investment adviser.

(4) All bills or statements, or copies thereof, paid or unpaid, relating to the business of Absolute.

(5) All trial balances, financial statements, and internal audit working papers relating to the business of Absolute.

(6) An instruction received by Absolute from the client concerning the purchase, sale, receipt, or delivery of a particular security or asset, and of a modification or cancellation of an order or instruction.

(7) Originals of all written communications received, and copies of all written communications sent to clients, except that:

(a) Absolute is not required to keep any unsolicited market letters and other similar communications of general public distribution not prepared by or for the investment adviser; and

(b) If Absolute sends a notice, circular, or other advertisement offering a report, analysis, publication, or other investment advisory service to more than 10 persons, the investment adviser is not required to keep a record of the names and addresses of the persons to whom it was sent, except that if the notice, circular, or advertisement is distributed to persons named on a list, then Absolute shall retain with a copy of the notice, circular, or advertisement a memorandum describing the list and its source.

(8) Copies of originals of all powers of attorney and other evidences of the granting of discretionary authority by a client to Absolute.

(9) All written agreements, or copies, entered into by Absolute with a client or otherwise relating to the business of Absolute.

(10) A copy of each notice, circular, advertisement, newspaper article, investment letter, bulletin, or other communication that the investment adviser circulates or distributes, directly or indirectly, to 10 or more persons, other than persons connected with the Absolute and, if the notice, circular, advertisement, newspaper article, investment letter, bulletin, or other communication recommends the purchase or sale of a specific security or asset, and does not state the reasons for this recommendation, a memorandum of the investment adviser indicating the reasons.

(11) Records of Securities or Asset Transactions.

(a) A record of every transaction involving either an asset about which advice is given or a security in which Absolute or any of the persons covered hereunder, or by reason of a transaction acquires, any direct or indirect beneficial ownership, except transactions effected over which neither Absolute, nor any of those persons described herein, has any direct or indirect influence or control, and transactions in securities that are direct obligations of the United States.

(b) Records of transactions shall include the transactions of:

(i) A partner, officer, or director of Absolute;

(ii) An employee who makes any recommendation, who participates in the determination of which recommendation shall be made, or whose functions or duties relate to the determination of which recommendation shall be made;

(iii) An employee who, in connection with the employee's duties, obtains information concerning which securities are being recommended before the effective dissemination of the recommendations or of the information concerning the recommendations; and

(iv) Any of the following persons who obtain information concerning securities recommendations being made by Absolute before the effective dissemination of the recommendations or of the information concerning the recommendations: a person in a control relationship to the investment adviser, an affiliated person of the controlling person, and an affiliated person of the affiliated person.

(c) The record shall state the title and amount of the security or asset involved, the date and nature of the transaction (that is, purchase, sale, or other acquisition or disposition), the price at which it was effected, and the name of the broker-dealer, bank, or other entity or person with or through which the transaction was effected.

(d) A transaction shall be recorded not later than 10 days after the end of the calendar quarter in which the transaction was effected.

(e) The record also may contain a statement declaring that the reporting or recording of the transaction will not be construed as an admission that Absolute or Michael Lebowitz has any direct or indirect beneficial ownership in the security or asset.

(12) All accounts, books, internal working papers, and other records or documents that are necessary to form the basis for or demonstrate the calculation of the performance or rate of return of all managed accounts or securities or assets recommendations in any notice, circular, advertisement, newspaper article, investment letter, bulletin, or other communication that Absolute circulates or distributes, directly or indirectly, to 10 or more persons, other than persons connected with the investment adviser. With respect to the performance of managed accounts, the retention of all account statements, if they reflect all debits, credits, and other transactions in a client's account for the period of the statement, and all worksheets necessary to demonstrate the calculation of the performance or rate of return of all managed accounts, shall be considered to satisfy the requirements of this subsection.

B. With respect to providing supervisory of investment management services to a client, Absolute shall, with respect to the portfolio being supervised or managed and to the extent that the information is reasonably available to or obtainable by the investment adviser, create and maintain the following items:

(1) True, accurate, and current records showing separately for each client the securities or assets purchased and sold, and the date, amount, and price of each purchase and sale; and

(2) For each security or asset in which a client has a current position, true, accurate, and current information from which Absolute can promptly furnish the name of each client, and the current amount or interest of the client.

C. Books or records required by this regulation may be maintained by Absolute in a manner such that the identity of a client to whom the investment adviser renders investment advisory services is indicated by numerical or alphabetical code or some similar designation.

D. Time Period.

(1) Books and records shall be maintained and preserved in an easily accessible place for a period of not less than 5 years from the end of the fiscal year during which the last entry was made on the record, and for the first 2 years shall be maintained in an appropriate office of the investment adviser.

(2) LLC formation documents and amendments thereto,  minute books, and related corporate governance documentation of the investment adviser and of any predecessor, shall be maintained in the principal office of the investment adviser and preserved until at least 3 years after termination and dissolution of the business.

(3) Books and records required under the Advisers Act  shall be maintained and preserved in an easily accessible place for a period of not less than 5 years, the first 2 years in an appropriate office of the investment adviser, from the end of the fiscal year during which the investment adviser last published or otherwise disseminated, directly or indirectly, the notice, circular, advertisement, newspaper article, investment letter, bulletin, or other communication.

E. Before ceasing to conduct or discontinuing business as an investment adviser, Absolute shall arrange for and be responsible for the preservation of the books and records required to be maintained and preserved under this regulation for the remainder of the period specified herein, and shall notify all required parties in writing of the exact address at which the books and records will be maintained during this period.

F. Preservation and Maintenance.

(1) The records required to be maintained and preserved may be immediately produced or reproduced by photograph on film or, on magnetic disk, tape, or other computer storage medium, and be maintained and preserved for the required time in that form. If records are produced or reproduced by photographic film or computer storage medium, Absolute shall:

(a) Arrange the records and index the films or computer storage medium so as to permit the immediate location of a particular record;

(b) Be ready at all times to provide, and promptly provide, any facsimile enlargement of film or computer printout or copy of the computer storage medium that the SEC may request;

(c) Store separately from the original one other copy of the film or computer storage medium for the time required;

(d) With respect to records stored on computer storage medium, maintain procedures for maintenance and preservation of, and access to, records to reasonably safeguard records from loss, alteration, or destruction; and

(e) With respect to records stored on photographic film, at all times have available for examination of its records by state and federal regulators facilities for immediate, easily readable projection of the film and for producing easily readable facsimile enlargements.

(2) Absolute may maintain and preserve on computer tape or disk or other computer storage medium records that, in the ordinary course of the adviser's business, are created by the adviser on electronic media or are received by the adviser solely on electronic media or by electronic data transmission.

REPRESENTATIVE FILES

Absolute maintains a licensing file for each associated person that is licensed as an investment advisor representative.  These files are  maintained separately from any other affiliations or licenses the associated person may have.  Each investment advisor representative licensing file contains at a minimum the following documents:

•

The investment advisor representative’s originally executed Form U4.

•

Proof of registration as printed from the IARD system for any state(s) in which the investment advisor representative conducts business.

•

If the investment advisor representative is relying on a professional designation such as CFA or other qualifying designation to meet licensing requirements, the licensing file will maintain documentation and proof of completion and good standing of the professional designation

CLIENT FILES

Books and records concerning the clients of Absolute may be maintained in such a manner that the identity of any client to whom Absolute renders investment supervisory services is indicated by numerical or alphabetical code or some similar designation.

A file must be maintained for each Absolute client.  Such files must contain any documents that establish and define Absolute's relationship with the client.  The following are examples of documents that must be maintained in the client files:

•

Advisory contracts and any data gathering documents

•

Copies of fee schedules

•

Copies of any legal documentation

•

Copies of documents granting discretionary authority

•

Copies of any correspondence sent or received

•

Copies of documents evidencing the delivery of client disclosure documents

•

Copies of any reports prepared and provided*

•

Copies of any monthly or quarterly brokerage or mutual fund statements*

* These files may be maintained separate from the client file in alpha or account number and chronological order.  Custodian monthly brokerage can be pulled from the custodians' websites.

Client files may be maintained in hard/paper form or electronically, or both.

ELECTRONIC COMMUNICATIONS AND RETENTION

Absolute preserves “all written communications received and copies of all written communications sent by such investment advisor relating to (i) any recommendation made or proposed to be made and any advice given or proposed to be given, (ii) any receipt, disbursement or delivery of funds or securities, or (iii) the placing or execution of any order to purchase or sell any security . . .”  For purposes of this rule, the SEC has stated that electronic communications are considered written communication and are therefore subject to regulatory supervisory and record keeping requirements.

Absolute has established policies and procedures to cover electronic communications for the firm.  Michael Lebowitz is responsible for conducting training to ensure all supervised persons of Absolute are aware of, understand, and follow the firm’s electronic communication policies and procedures.  Michael Lebowitz is responsible for implementing, monitoring, and periodically testing the policies and procedures.

Michael Lebowitz is responsible for monitoring and reviewing all electronic communications, including those that are personal in nature, received or sent from Absolute 's electronic communications system.  All communications sent to or from the firm’s e-mail system can be viewed at any time and are the property of Absolute.

Maintenance of Electronic Records

We maintain electronic records and data on site and through third-party vendors that provide data storage and back office support. All required documentation may be kept in paper format or via electronic media.  Documents must be maintained in a format that may be immediately produced or reproduced upon request from a regulator.  Absolute maintains electronic records in accordance with the safeguarding provisions of Regulations S-P and applicable sections of the Gramm-Leach-Bliley Act.  If documents are stored electronically, the following requirements will be met pursuant to  which permits micrographic and electronic storage of records provided:

•

Records are arranged and indexed in a way that permits easy location, access, and retrieval of any particular record;

•

Records are ready to be provided promptly upon request by a regulatory authority;

•

Records are legible, true, and complete in the medium and format in which it is stored;

•

A legible, true, and complete printout of the record can be provided;

•

There is proper means to access, view, and print the records;

•

Original records are separately stored, for the time required for preservation of the original record, from a duplicate copy of the record on any medium allowed by this section.

•

Procedures must ensure the maintenance and preservation of the records, so as to reasonably safeguard them from loss, alteration, or destruction;

•

To limit access to the records to properly authorized personnel and regulatory bodies (including its examiners and other representatives); and

•

To reasonably ensure that any reproduction of a non-electronic original record on electronic storage media is complete, true, and legible when retrieved.

In addition, and in accordance with SEC guidance and the Advisers Act, Absolute's electronic storage maintenance permits easy location, access, and retrieval of its electronic records.